Exhibit 99.1

Contact:Gary Levine

Chief Financial Officer

CSPi

Tel:  978.954.5040

Fax: 978.616.9065

CSPi Reports Third-Quarter 2019 Financial Results

Declares Quarterly Dividend of $0.15 Per Share

Lowell, MA, August 07, 2019 – CSPi (NASDAQ: CSPI), a provider of IT managed services, security solutions and packet capture products, today reported financial results for the third quarter ended June 30, 2019.

The Company also announced that its board of directors has voted to pay a quarterly dividend of $0.15 per share to shareholders of record on August 30, 2019, payable on September 13, 2019.

Management Comments

“Our third quarter was marked by solid revenue growth as we continued to move forward with our transformation to a cybersecurity and wireless managed services company,” said Chief Executive Officer Victor Dellovo. “Strong demand for our managed IT services was partially offset by softer multi-computer sales. We continued to invest in our cybersecurity products and pipeline, including our new ARIA cybersecurity platform, which began shipping in the third quarter and is poised for growth over the next fiscal year.”

“Initial feedback from our ARIA customers has been very positive, particularly with respect to its ease of deployment and ease of use,” said Dellovo. “We plan to expand our sales resources to support this high-growth-potential product. At the same time, we will pursue a number of integration opportunities to enhance ARIA’s capabilities for the benefit of security teams that require speed with a high degree of automation and push-button functionality in identifying and isolating cyber threats.”

Financial Results

For the third quarter of fiscal 2019, revenue was $21.6 million compared with $20.0 million a year ago.

Gross profit for the third quarter of fiscal 2019 quarter was $4.8 million, or 22.4% of sales, compared with $5.2 million, or 26.0% of sales, a year ago.

Net income for the third quarter of fiscal 2019 was $532,000, or $0.12 per diluted share, compared with net income of $3,000, or $0.00 per diluted share, for the third quarter of fiscal 2018. The third quarter of fiscal 2018 included a loss of $428,000, or $0.11 per share, from discontinued operations. The Company had a tax benefit of $326,000 for the third quarter of fiscal 2019.  The high effective tax rate was due in part to no tax expense recorded for U.K. income due to a large pension contribution, adjustments of taxes payable and reconciliation of tax provision to the prior year tax returns and the benefit of the research and development credit.

Cash and short-term investments were $16.8 million at the end of the third quarter, down from $25.1 million at the close of fiscal year 2018. The decrease was due to a $3.6 million increase in accounts receivable due to order timing, a $2.7 million increase in inventory, and $1.8 million paid in dividends.

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) on August 7, 2019 to review CSPi’s financial results and provide a

Exhibit 99.1

business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 866-518-6930 or 203-518-9797.  For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSP Inc.

CSPi (NASDAQ:CSPI) maintains two distinct and dynamic divisions – High Performance Products, including the Cybersecurity Center of Excellence, and Technology Solutions – with a shared vision for technology excellence. CSPi’s cybersecurity solutions protect an organization’s critical assets to minimize, or remove, the impact of the inevitable data breach. Our ARIA Software Defined Security platform solves the complexities associated with securing devops environments, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom® ARC intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and security services by partnering with best in class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking and Wireless & Mobility. For more information, please visit www.cspi.com. Myricom and ARIA are trademarks of CSP Inc. All other brand names, product names or trademarks belong to their respective owners.

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, invest in our cybersecurity products and pipeline, including our new ARIA cybersecurity platform, which began shipping in the third quarter and is poised for growth over the next fiscal year. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

,868

	June 30, 2019	September 30, 2018
Assets
Current assets:
Cash and short-term investments	$16,793	$25,107
Accounts receivable, net	16,645	11,980
Unbilled accounts receivable	—	1,166
Inventories	9,868	7,558
Other current assets	4,982	2,604
Total current assets	48,288	48,415
Property, equipment and improvements, net	1,137	847
Other assets	7,067	6,013
Total assets	$56,492	$55,275

Liabilities and Shareholders’ Equity
Current liabilities	$17,147	$14,061
Pension and retirement plans	5,509	6,168
Non-current liabilities	1,267	1,244
Shareholders’ equity	32,569	33,802
Total liabilities and shareholders’ equity	$56,492	$55,275

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Nine months ended
	June 30,	June 30,	June 30,	June 30,
	2019	2018	2019	2018
Sales:
Product	$18,076	$16,080	$47,390	$43,798
Services	3,494	3,964	9,510	9,480
Total sales	21,570	20,044	56,900	53,278

Cost of sales:
Product	15,407	13,527	39,990	36,473
Services	1,324	1,306	3,976	3,247
Total cost of sales	16,731	14,833	43,966	39,720

Gross profit	4,839	5,211	12,934	13,558

Operating expenses:
Engineering and development	583	895	2,109	2,352
Selling, general and administrative	4,111	4,094	11,436	11,682
Total operating expenses	4,694	4,989	13,545	14,034

Operating income (loss)	145	222	(611)	(476)

Other income, net	61	458	108	413
Net income (loss) before income taxes and discontinued operations	206	680	(503)	(63)
Income tax expense (benefit)	(326)	249	(466)	1,225
Net income (loss) from continuing operations	532	431	(37)	(1,288)
Net loss from discontinued operations	—	(428)	—	(503)
Net income (loss)	$532	$3	$(37)	$(1,791)
Net income (loss) attributable to common stockholders	$509	$3	$(37)	$(1,791)

Net income (loss) from continuing operations per share – basic	$0.13	$0.11	$(0.01)	$(0.34)
Net loss from discontinued operations per share - basic	$—	$(0.11)	$—	$(0.13)
Net income (loss) per share – basic	$0.13	$—	$(0.01)	$(0.47)

Exhibit 99.1

Weighted average shares outstanding – basic	4,051	3,842	3,913	3,811

Net income (loss) from continuing operations per share – diluted	$0.12	$0.11	$(0.01)	$(0.34)
Net loss from discontinued operations per share - diluted	$—	$(0.11)	$—	$(0.13)
Net income (loss) per share – diluted	$0.12	$—	$(0.01)	$(0.47)
Weighted average shares outstanding – diluted	4,142	3,930	3,913	3,811